Exhibit 99.1

 iGATE Corporation Reports Revenues of $73.9 Million for Fourth Quarter 2003

     * iGATE Corporation's Indian subsidiary, iGATE Global Solutions, signs two multi-year $20 million contracts

     * iGATE Corporation intends to further simplify internal structure

    PITTSBURGH, Feb. 5 /PRNewswire-FirstCall/ -- iGATE Corporation
(Nasdaq: IGTE), a US-based global provider of IT and BPO services, today announced consolidated revenues of $73.9 million for the fourth quarter ended December 31, 2003, which is a 6.3% increase from $69.6 million in the same period a year ago and a 1.9% increase compared with $72.5 million reported in the third quarter of 2003. Revenues for the year ended December 31, 2003 were $287.8 million compared with revenues of $292.6 million for the prior year.
    Net loss for the quarter ended December 31, 2003 was ($8.5) million or ($0.16) per share compared with ($35.6) million or ($0.69) per share in the same quarter a year ago. For the year ended December 31, 2003, net loss was ($9.0) million or ($0.17) per share compared with ($27.5) million or ($0.54) per share for the prior year.
    Commenting on the net loss for the fourth quarter, Michael J. Zugay, iGATE's Chief Financial Officer said, "The fourth quarter net loss per share of ($0.16) was higher than the ($0.06) loss per share guidance provided last quarter because of two non-cash charges and a very low effective tax rate.
The two non-cash charges accounted for approximately ($0.09) loss per share and represented revised estimates for previously abandoned office space and goodwill impairment write-offs for previous acquisitions. An additional ($0.01) loss per share was due to a lower than anticipated effective tax rate mainly related to the previously announced sale of a subsidiary to iGATE Global Solutions."
    "2003 was a critical year of transition for iGATE as we pursued our strategy to enhance offshore outsourcing services. The various acquisitions we made in the offshore Business Process Outsourcing space along with the significant strengthening of our management team at iGATE Global Solutions are contributing to the unique positioning of our integrated approach to IT and BPO service offerings," said Sunil Wadhwani, iGATE's Chief Executive Officer and Co-Founder.
    Phaneesh Murthy, CEO of iGATE Global Solutions, commenting on iGATE Global Solutions' results this quarter stated, "Integration and consolidation continue to be key initiatives. As a result of these efforts and due to the sub-critical mass of our BPO and contact center operations, we incurred losses this quarter. However, we are starting to see traction in the market place for our integrated technology and operations model -- in the last month we have announced two deals worth approximately $20 million each."
    "The outlook for the offshore market looks greater than ever. Clients around the world are adopting this now proven and efficient way of doing business enabling them to reap significant savings to accomplish their IT needs. These same clients are now considering offshore outsourcing for their back-office transactions also called BPO. This market trend is in line with iGATE Global Solutions' (iGS) integrated approach to offering both IT and BPO services and should result in increased traction for iGS's services," said Ashok Trivedi, iGATE Corporation's President and Co-Founder.

    Offshore Outsourcing Services.
     * iGATE Global Solutions Ltd. announced in December that it closed a five-year $20 million IT outsourcing contract with ING Vysya Bank, the Indian subsidiary of ING Group. Under this agreement, iGS was entrusted to play a key role in ING Vysya Bank's IT strategy, including hardware identification and procurement, definition and implementation of the technology strategy for the bank and taking responsibility for all data center operations, systems and network management, and local or remote support at ING Vysya locations. While the relationship with the bank was a long-standing relationship with IdeaSpace, a company acquired last quarter for $1.5 million, the extended range of services iGS offers helped enhanced the scope of the contract.
     * In January of 2004, iGS signed its first BPO contract with a large financial institution, with about $22 billion in assets. As part of this multi-year contract for approximately $20 million, iGS will manage selective parts of the client's back office processes and enhance efficiency and operational excellence.
     * In the quarter, iGATE Global Solutions continued to strengthen its management team with the addition of Mohan Shekar, appointed Chief Delivery Officer at iGS in November. Mohan Shekar, formerly head of IT delivery operations for North America at Infosys, also brings significant experience in systems integration and infrastructure management services. In his new role at iGS, his focus is to strengthen delivery operations, improve the offshore ratios, integrate project management onsite and offsite and bring excellence in operations.
     * Finally, in an effort to further simplify the corporate/capital structure and clearly combine all consulting and BPO-related assets together, iGATE Corporation and iGATE Global Solutions have proposed to make the following two strategic changes:
            * First, to eliminate the initially planned cross-ownership of
              Quintant -- the Indian-based Business Services Provisioning entity acquired in July 2003 -- iGATE Global Solutions, instead of iGATE Corporation, intends to issue stock to acquire the remaining 49% of Quintant's stock. This simpler ownership will group 100% of Quintant under iGATE Global Solutions.
            * Second, iGATE Corporation intends to transfer two of its US-
              based subsidiaries, Symphoni and Global Financial Services, to iGATE Global Solutions. Symphoni and Global Financial Services are two financial consulting entities which have been working intimately together and have been providing IT and process consulting services to leading US banks and financial institutions for over 15 years. Combined these entities had, in 2003, revenues of $16.3 million in 2003 and operating loss of ($0.2) million. These entities will supplement iGATE Global Solutions' offerings in the financial and insurance industry and consolidate all solutions activities under the same entity.

    These two transactions should be finalized within the next several weeks as they are subject to Indian regulations and approvals, including independent valuations performed by third parties in the US and in India for the acquisition of Symphoni and Global Financial Services.

    Professional Services.
     * Revenues in the iGATE Professional Services segment increased 5.5% sequentially to $35.1 million this quarter, as the staffing business for the second quarter in a row showed signs of a more stable environment.
     * Increased activity in iGATE's North-American staffing operations, in the third and early part of the fourth quarter, was primarily responsible for the revenue increase. These results were achieved despite lower utilization rates in the quarter due to the holiday season, and continued pricing pressure in all staffing operations around the world.
     * SG&A expenses for the segment represented 14.1% of revenues, which is in line with the third quarter 2003 and compares favorably with 15.4% of revenues recorded in the same quarter a year ago.

    Looking ahead to Q1 2004, Sunil Wadhwani added, "As iGATE Global Solutions continues to put in place the right infrastructure, build its pipeline and critical mass, and iGATE Professional Services continues to generate profitability and cash flow to iGATE Corporation, we do not expect first quarter 2004 revenues and earnings to change materially from the fourth quarter 2003. We expect revenues to be flat to slightly up compared with Q4 and first quarter's losses per share to range between ($0.03) and ($0.04). We remain optimistic about iGATE Global Solutions' long-term outlook and continue to believe iGS is well positioned to take advantage of the offshore BPO market growth through its unique integrated IT and BPO approach. Phaneesh has assembled an impressive leadership team over the past six months. He and his team are on track to position iGS for future revenues and earnings growth in the second half of 2004, as evidenced by the two multi-year $20 million deals announced recently and continued developments in the pipeline."
    iGATE will host its third quarter earnings conference call at 9:00 am ET, on Thursday, February 5, 2004. The call will be webcast at iGATE Corporation's new website address www.igatecorp.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.
    A replay of the call will be available beginning at approximately 1:00 p.m. February 5, 2004 through 12:00 midnight, February 12, 2004. Domestic callers can access the replay by dialing 800-642-1687 and entering pass code 4524355. International callers can access the replay by dialing 706-645-9291 and entering the same pass code: 4524355. The webcast will be available for replay though February 12, 2004 on iGATE's corporate website.

    About iGATE:
    iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance.
    iGATE Corporation also offers IT Professional Services through its other subsidiaries. The company services more than 500 clients across five continents. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igatecorp.com .

    Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2002.


                              iGate Corporation
                      Consolidated Statements of Income
                (dollars in thousands, except per share data)

                                       Three Months Ended  Twelve Months Ended
                                       December  December  December  December
                                       31, 2003  31, 2002  31, 2003  31, 2002

      Revenues                          $73,916   $69,568  $287,801  $292,648

      Cost of revenues (1)               55,625    51,063   212,985   209,445

      Gross margin                       18,291    18,505    74,816    83,203

      Selling, general and
       administrative (1)                23,046    18,849    78,668    77,465

      Special items                         604     4,232       604     4,232

      Goodwill impairment                 3,933    29,688     3,933    29,688

      Loss from operations               (9,292)  (34,264)   (8,389)  (28,182)

      Other income, net                     638       523     2,324     1,530

      Minority interest                      87       (56)     (312)     (441)

      Gain on deconsolidation of subsidiary   -         -         -     7,086

      Equity in losses of affiliated
       companies                            (99)        -       (99)        -

      Loss on venture investments and
       affiliated companies                   -    (7,395)        -    (7,610)

      Loss before income taxes           (8,666)  (41,192)   (6,476)  (27,617)

      Income tax (benefit) provision       (129)   (5,556)    2,544      (126)

      Net loss                          $(8,537) $(35,636)  $(9,020) $(27,491)

      Net loss per common share, Basic:  $(0.16)   $(0.69)   $(0.17)   $(0.54)

      Net loss per common share, Diluted:$(0.16)   $(0.69)   $(0.17)   $(0.54)

      Weighted average common shares
       outstanding                       52,017    51,355    51,697    51,304
      Weighted average dilutive common
       equivalent shares outstanding     52,017    51,355    51,697    51,304

      Reconciliation of GAAP loss to net
       loss excluding the tax provision
       related to the sale of eJiva to
       iGATE Global Solutions (2):

      Net loss                          $(8,537) $(35,636)  $(9,020) $(27,491)
      Add: provision for income taxes
       related to the sale of eJiva to
       iGATE Global Solutions               363         -     2,149         -
      Net loss excluding the provision
       for income taxes related to the
       sale of eJiva to iGATE Global
       Solutions                        $(8,174) $(35,636)  $(6,871) $(27,491)

      Net loss excluding the provision
       for income taxes per common
       share:                            $(0.16)   $(0.69)   $(0.13)   $(0.54)

      (1) Bench expenses were reclassified from SG&A expenses to Cost of revenues.
          "Bench expenses" correspond to the costs associated with consultants not currently working on projects.

      (2) This reconciliation is for informational purposes only, and is not a substitute for the GAAP financial information presented above under net loss.


                              iGATE CORPORATION
                    CONSOLIDATED CONDENSED  BALANCE SHEETS
                            (dollars in thousands)

                                               December 31,      December 31,
                                                     2003              2002
                  ASSETS
    Current assets:
         Cash and cash equivalents                 $36,133           $56,793
         Short term investments                     39,582            51,188
         Accounts receivable, net                   53,838            47,964
         Prepaid and other current assets            7,563             7,690
         Prepaid income taxes                          792             3,334
         Deferred income taxes                       4,545             4,624
               Total current assets                142,453           171,593

    Land, building, equipment and
     leasehold improvements, net                    16,770            10,710
    Intangible assets, net                          18,786             4,015
    Investments in unconsolidated affiliates         2,931             2,622
               Total assets                       $180,940          $188,940

       LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
         Accounts payable                          $11,737            $8,706
         Accrued payroll and related costs          19,149            19,421
         Accrued income taxes                        1,102             4,475
         Other accrued liabilities                   8,178            18,970
         Deferred revenue                              994             3,837
               Total current liabilities            41,160            55,409

         Other long term liabilities                 1,304             1,319
         Deferred income taxes                       9,467             8,839
               Total liabilities                    51,931            65,567

         Minority interest                           6,874             6,224

    Shareholders' equity:
         Common Stock, par value $0.01 per share       529               525
         Additional paid-in capital                160,336           143,568
         Retained deficit                          (18,499)           (9,479)
         Deferred compensation                      (8,933)             (102)
         Common stock in treasury, at cost         (14,714)          (14,714)
         Accumulated other comprehensive
          income (loss)                              3,416            (2,649)
              Total shareholders' equity           122,135           117,149
               Total liabilities and
                shareholders' equity              $180,940          $188,940


    Three Months Ended
     December 31, 2003               Professional   iGate     iGate
                                        Services  Solutions  Corporate  Total

    External revenues                    $35,067   $38,187     $662   $73,916
    Cost of revenues                      28,288    26,967      370    55,625
    Gross margin                           6,779    11,220      292    18,291
    Selling, general and administrative    4,956    15,032    3,058    23,046
    Special items                            -         524       80       604
    Goodwill impairment                    3,933       -        -       3,933
    Income (loss) from operations        $(2,110)  $(4,336)  (2,846)   (9,292)
    Other income, net                                           638       638
    Minority interest                                            87        87
    Equity in losses of affiliated
     companies                                                  (99)      (99)
    Loss before income taxes                                $(2,220)  $(8,666)

    Twelve Months Ended
     December 31, 2003

    External revenues                   $135,085  $151,060   $1,656  $287,801
    Cost of revenues                     107,084   104,945      956   212,985
    Gross margin                          28,001    46,115      700    74,816
    Selling, general and administrative   19,009    48,291   11,368    78,668
    Special items                            -         524       80       604
    Goodwill impairment                    3,933       -        -       3,933
    Income (loss) from operations         $5,059   $(2,700) (10,748)   (8,389)
    Other income, net                                         2,324     2,324
    Minority interest                                          (312)     (312)
    Equity in losses of affiliated
     companies                                                  (99)      (99)
    Loss before income taxes                                $(8,835)  $(6,476)

SOURCE  iGATE Corporation
    -0-                             02/05/2004
    /CONTACT: Laureen Laby, Investor Relations of iGATE Corporation, +1-412-787-9230, or llaby@igate.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.igatecorp.com /
    (IGTE)

CO:  iGATE Corporation; iGATE Global Solutions
ST:  Pennsylvania
IN:  CPR STW
SU:  ERN ERP CCA MAV